Exhibit 16.1

September 19, 2017

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the section entitled “Changes In And Disagreements With Accountants On Accounting And Financial Disclosure” in the Current Report on Form 8-K of SMG Indium Resources Ltd., which we understand will be filed with the U.S. Securities and Exchange Commission. We are in agreement with the statements contained in that section as they relate to our Firm. We have no basis to agree or disagree with other statements contained in such Form 8-K.

Very truly yours,

/s/ CohnReznick LLP